UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 6, 2013

KBS REAL ESTATE INVESTMENT TRUST II, INC.
(Exact Name of Registrant as Specified in Its Charter)
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Maryland	000-53649	26-0658752
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	I.R.S. Employer Identification No.

620 Newport Center Drive, Suite 1300
Newport Beach, California 92660
(Address of principal executive offices)

Registrant’s telephone number, including area code: (949) 417-6500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.03 CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF REGISTRANT
U.S. Bank/TD Bank Credit Facility
On March 6, 2013, KBS Real Estate Investment Trust II, Inc. (the “Company”), through certain indirect wholly owned subsidiaries (together, the “U.S. Bank/TD Bank Borrowers”), entered into a three-year senior secured credit facility with U.S. Bank National Association and TD Bank, N.A. (together, the “U.S. Bank/TD Bank Lenders”), unaffiliated lenders, for borrowings of up to $235.0 million (the “U.S. Bank/TD Bank Credit Facility”), of which $141.0 million is non-revolving debt and $94.0 million is revolving debt. The U.S. Bank/TD Bank Credit Facility is secured by the 100 & 200 Campus Drive Buildings, Metropolitan Center and Willow Oaks Corporate Center. At closing, the $141.0 million non-revolving portion was funded and the $94.0 million revolving portion remains available for future disbursements, subject to certain terms and conditions contained in the loan documents. The Company used $81.0 million of the proceeds funded at closing to repay the outstanding principal balances due under the 100 & 200 Campus Drive Mortgage Loan, the Metropolitan Center Mortgage Loan and the Willow Oaks Revolving Loan. The Company expects to use the additional proceeds received at closing for future acquisitions. Also, in connection with the repayment of these loans, the Company terminated the swap agreements with respect to eight swaps which were subject to an aggregate breakage fee of $1.1 million, which fee was paid with loan proceeds.
The U.S. Bank/TD Bank Credit Facility matures on March 1, 2016, with two one-year extension options, subject to certain terms and conditions contained in the loan documents.  For each calendar quarter, the interest rate on the U.S. Bank/TD Bank Credit Facility will be equal to (i) the applicable margin, which will be based on the borrowing base leverage ratio as determined pursuant to the loan agreement, and which will vary between 175 or 185 basis points, plus (ii) one-month LIBOR. Monthly payments are interest only with the entire principal balance and all outstanding interest and fees due at maturity. The Company will have the right to prepay the loan in whole at any time or in part from time to time, subject to the payment of certain expenses potentially incurred by the lender as a result of the prepayment and subject to certain other conditions and possible fees contained in the loan documents.
On March 6, 2013, the Company, through the U.S. Bank/TD Bank Borrowers, also entered into four swap agreements to hedge the interest rate for certain portions of the U.S. Bank/TD Bank Credit Facility. Effectively, the interest rate on $85.1 million of the non-revolving debt has been fixed at 2.25% - 2.35% through March 1, 2016 and the interest rate on $55.9 million of the non-revolving debt has been fixed at 2.46% - 2.56% through March 1, 2017, assuming the Company exercises the first of its two extension options.
KBS REIT Properties II, LLC, the Company’s separate wholly owned subsidiary through which the Company indirectly owns all of its real estate assets (“KBS REIT Properties II”), is providing a guaranty of 25% of the outstanding principal amount due and payable under the U.S. Bank/TD Bank Credit Facility. KBS REIT Properties II is also providing a guaranty of: (i) certain monetary obligations relating to the above-referenced swap agreements; (ii) in certain circumstances, any amounts owed by the U.S. Bank/TD Bank Borrowers pursuant to the related environmental indemnity; and (iii) any deficiency, loss or damage suffered by the U.S. Bank/TD Bank Lenders resulting from (a) certain intentional acts committed by the U.S. Bank/TD Bank Borrowers and, in certain circumstances, KBS REIT Properties II, or (b) certain bankruptcy or insolvency proceedings involving the U.S. Bank/TD Bank Borrowers.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KBS REAL ESTATE INVESTMENT TRUST II, INC.

Dated: March 12, 2013	BY:	/s/ David E. Snyder
David E. Snyder
Chief Financial Officer